Exhibit 5.1

[Letterhead of Pillsbury Winthrop LLP]

June 4, 2002

IDEC Pharmaceuticals Corporation
3030 Callan Road
San Diego, CA 92121

Re:	IDEC Pharmaceuticals Corporation.—Registration Statement on Form S-3

Ladies and Gentlemen:

        We have acted as securities counsel for IDEC Pharmaceuticals Corporation, a Delaware corporation (the "Company"), in connection with its filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-3 (the "Registration Statement"), with respect to the registration under the Securities Act of 1933, as amended (the "Securities Act") of $1,204,950,000 aggregate principal amount at maturity of Liquid Yield Option™ Notes due 2032 (Zero Coupon—Senior) (each, a "Note") and the Company's common stock, $0.0005 par value per share (the "Shares"), issuable upon conversion of the Notes pursuant to that certain Indenture dated as of April 29, 2002, by and between the Company and J.P. Morgan Trust Company, National Association, as trustee (the "Trustee"). The Company offered and sold the Notes pursuant to that certain Purchase Agreement, dated as of April 24, 2002, by and between the Company and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Purchase Agreement"). The Notes and the Shares are to be offered and sold under the Registration Statement by certain securityholders of the Company.

        This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

        We have reviewed the Company's charter documents, the corporate proceedings taken by the Company in connection with the original issuance of the Notes and a certificate of each of a Company officer regarding (among other things) the Company's receipt of consideration upon the original issuance of the Notes and a Trustee representative as to the due authentication of the Notes. Based on such review, we are of the opinion that:

(1)
The Notes are duly authorized and are valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent enforcement thereof might be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting creditor's rights generally, and (ii) general principles of equity, regardless of whether enforceability is considered in a proceeding at law or equity, and

(2)
The Shares have been duly authorized and reserved and, when delivered upon such conversion in accordance with the terms of the Notes and the Indenture, will be validly issued, fully paid and non-assessable.

        We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

        This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Notes or the Shares.

Very truly yours,
/s/ Pillsbury Winthrop LLP